UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

DAMORA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	37-1957007
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

221 Crescent Street Building 23, Suite 105 Waltham, MA 02453	02453
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Ordinary Shares, $0.00001 par value per share	The Nasdaq Capital Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

None

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed in connection with the redomestication of Damora Therapeutics, Inc. (the “Company”) from the State of Delaware to the Cayman Islands (the “Redomestication”) pursuant to a plan of conversion, dated July 16, 2026 (the “Plan of Conversion”). The Redomestication became effective on July 16, 2026 and was accomplished by the filing of (i) a Certificate of Conversion with the Secretary of State of the State of Delaware and (ii) the requisite documents required under section 201 of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”), as well as the Cayman Islands memorandum and articles of association of the Company (the “Articles”), with the Cayman Islands Registrar of Companies.

Upon the Redomestication, among other things, each outstanding share of common stock, par value $0.00001 per share, of Damora Therapeutics, Inc. (formerly known as Galecto, Inc.), a corporation formed under the laws of the State of Delaware, automatically converted into one ordinary share, par value $0.00001 per share, of the Company. In connection with the Redomestication and in accordance with Rule 12g-3 under the Exchange Act, the ordinary shares of the Company were deemed to be registered under Section 12(b) of the Exchange Act. The ordinary shares of the Company continue to be listed for trading on the Nasdaq Capital Market under the symbol “DMRA.”

The Company hereby amends the following items, exhibits or other portions of its Form 8-A originally filed on October 23, 2020 with the Securities and Exchange Commission (the “SEC”) regarding the description of ordinary shares as set forth herein.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

The following is a description of certain terms and provisions of the ordinary shares of the Company. The following summary does not purport to be complete, and is subject to, and qualified in its entirety by, the Articles, the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares (the “Series A Certificate of Designation”), the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Shares (the “Series B Certificate of Designation”), the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Shares (the “Series C Certificate of Designation”), and the Companies Act. Copies of the Articles, Series A Certificate of Designation, Series B Certificate of Designation, and Series C Certificate of Designation have been filed and incorporated by reference as exhibits herein.

General

The authorized share capital of the Company under the Articles is US$5,100 divided into 500,000,000 “ordinary shares,” having a par value of US$0.00001 per share; and 10,000,000 “preferred shares,” having a par value of US$0.00001 per share. Subject to the rights and restrictions of holders of any series of Series A Preferred Shares (as defined below), Series B Preferred Shares (as defined below), or Series C Preferred Shares (as defined below) specified by the Articles, the Series A Certificate of Designation, Series B Certificate of Designation, or the Series C Certificate of Designation, the Company may increase its authorized share capital through an ordinary resolution. See “Preferred Shares” below for further information.

Ordinary Shares

Voting Rights

Each holder of ordinary shares will carry the right to receive notice of, to attend and to vote one vote per ordinary share at any Company general meeting.

Structure of Board of Directors

The board of directors of the Company (the “Board of Directors”) will be divided into three classes: Class I, Class II and Class III. The Board of Directors will be authorized to assign members of the board already in office to such classes in accordance with a resolution or resolutions adopted by the Board of Directors. At each annual general meeting of shareholders, directors shall be elected for a full term of three years to succeed the directors of the particular class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier resignation, death or removal. The Class I directors shall stand appointed for a term expiring at the Company’s 2027 annual meeting of shareholders, the Class II directors shall stand appointed for a term expiring at the Company’s 2028 annual meeting of shareholders and the Class III directors shall stand appointed for a term expiring at the Company’s 2029 annual meeting of shareholders.

Preemptive Rights

Company shareholders will not have preemptive rights. Thus, if additional ordinary shares are issued, the current holders of ordinary shares will own a proportionately smaller interest in a larger number of outstanding ordinary shares to the extent that they do not participate in the additional issuance.

Distributions to Shareholders

Subject to the Companies Act, the Articles and any certificate of designation, and except as otherwise provided by the rights attached to any shares, the directors may resolve to declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of the Company lawfully available therefor. All dividends shall be declared and paid according to the amounts paid up on the ordinary shares, but if and for so long as nothing is paid up on any of the ordinary shares, dividends may be declared and paid according to the par value of the ordinary shares. Dividends may be paid in cash, in property, or in shares.

Other Matters

All outstanding ordinary shares will be fully paid and nonassessable. The ordinary shares will not be subject to redemption or sinking fund provisions.

Preferred Shares

The Articles provide that, whenever the capital of the Company is divided into different classes (and as otherwise determined by the Board of Directors) the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied or abrogated with the consent in writing of the holders of simple majority of the issued ordinary or preferred shares of the relevant class, or with the sanction of a resolution passed at a separate meeting of the holders of the ordinary or preferred shares of such class by a simple majority of the votes cast at such a meeting. The directors may vary the rights attaching to any class without the consent or approval of shareholders; provided that the rights will not, in the determination of the directors, be materially adversely varied or abrogated by such action.

The Articles also provide that the rights conferred upon the holders of the ordinary or preferred shares of any class shall not, unless otherwise expressly provided by the terms of issue of the relevant class, be deemed to be materially adversely varied or abrogated by the creation, allotment or issue of ordinary or preferred shares ranking pari passu with them, subsequent to them, with preferred rights (including enhanced voting rights) or the redemption or purchase of any of the relevant class by the Company.

The Board has designated a series of preferred shares through the Series A Certificate of Designation: Series A Non-Voting Convertible Preferred Shares (the “Series A Preferred Shares”). Except as otherwise provided for in the Articles, the Series A Preferred Shares will not have voting rights, provided that we may not, without the affirmative vote or written consent of the holders of majority of then outstanding Series A Preferred Shares, among other things, alter or change adversely the power, preferences or rights given to the Series A Preferred Shares, amend the Series A Certificate of Designation, or issue additional shares of Series A Preferred Shares.

The Board has designated a series of preferred shares through the Series B Certificate of Designation: Series B Non-Voting Convertible Preferred Shares (the “Series B Preferred Shares”). Except as otherwise provided for in the Articles, the Series B Certificate of Designation or at law, a holder of Series B Preferred Shares will not have voting rights. As long as any Series B Preferred Shares are issued and outstanding, the Company will not, without the affirmative vote of the holders of a simple majority of the then issued and outstanding Series B Preferred Shares: (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Shares or alter or amend the Series B Certificate of Designation, amend the Articles, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Company preferred shares, in each case if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series B Preferred Shares, regardless of whether any of the foregoing actions will be by means of amendment to the Articles or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further Series B Preferred Shares beyond those contemplated for issuance in the Acquisition Agreement (as defined in the Series B Certificate of Designation) or increase or decrease (other than by conversion) the number of authorized Series B Preferred Shares, (iii) at any time while at least 30% of the originally issued Series B Preferred Shares remains issued and outstanding, (A) consummate (I) any Fundamental Transaction (as defined in the Series B Certificate of Designation) or (II) any merger or consolidation of the Company or other business combination in which the shareholders of the Company immediately before such transaction do not hold at least a simple majority on an as-converted-to-ordinary shares basis of the share capital of the Company immediately after such transaction, (B) increase the size of the Board of Directors, (C) adopt, amend or repeal any written delegation of authority policy, corporate authority matrix or similar document, framework or schedule unless such adoption, amendment or repeal has been approved by the unanimous vote of the Board of Directors or (D) retain or replace the Company’s registered independent accounting firm, independent compensation consultant or corporate counsel, or (iv) enter into any agreement with respect to any of the foregoing that does not explicitly require the approval contemplated to consummate such transaction.

The Board has designated a series of preferred shares through the Series C Certificate of Designation: Series C Non-Voting Convertible Preferred Shares (the “Series C Preferred Shares”). Except as otherwise provided for in the Articles, the Series C Certificate of Designation or at law, a holder of Series C Preferred Shares will not have voting rights. As long as any Series C Preferred Shares are issued and outstanding, the Company will not, without the affirmative vote of the holders of a simple majority of the then issued and outstanding Series C Preferred Shares: (i) alter or change adversely the powers, preferences or rights given to the Series C Preferred Shares or alter or amend the Series C Certificate of Designation, amend the Articles, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Company preferred shares, in each case if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series C Preferred Shares, regardless of whether any of the foregoing actions will be by means of amendment to the Articles or by merger, consolidation, recapitalization, reclassification, conversion or otherwise, (ii) issue further Series C Preferred Shares beyond those contemplated for issuance in the Acquisition Agreement (as defined in the Series C Certificate of Designation) or increase or decrease (other than by conversion) the number of authorized Series C Preferred Shares or (iii) enter into any agreement with respect to any of the foregoing that does not explicitly require the approval contemplated to consummate such transaction.

Anti-Takeover Provisions

Certain provisions of Cayman Islands law and the Articles, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board of Directors.

Removal of Directors

Subject to the rights and restrictions of holders of any series of preferred shares to remove directors specified by the Articles or any certificate of designation, any individual director or the Board of Directors may only be removed with cause by a special resolution.

Vacancies on the Board of Directors

Subject to the rights of the holders of any series of preferred shares, including pursuant to any certificate of designation, any and all vacancies on the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or resulting from death, resignation, disqualification, or removal, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board of Directors, and not by the shareholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Shareholder Action by Written Consent

A resolution in writing signed by all the shareholders entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

Special Meetings of Shareholders

Under Cayman Islands law, there is no statutory right for shareholders to call a general meeting where the articles of association provide for the calling of meetings. Where the articles of association provide for calling of meetings, the ability to convene such a meeting will be governed by the company’s articles of association.

General meetings of the Company shareholders may be called, for any purpose as is a proper matter for shareholder action under Cayman Islands law, by the Board of Directors pursuant to a resolution adopted by a simple majority of the voting power of the directors present at a meeting of directors or by unanimous written consent of all directors.

Subject to the rights of the holders of any series of preferred shares, general meetings of the Company shareholders may be called only by the Board of Directors, and shall be held at such place, date, and time as they shall determine, and not by any other person or persons. Other than those stated in the Articles, only those matters set forth in the notice of the general meeting may be considered or acted upon at a general meeting of shareholders of the Company.

Shareholder Vote for Mergers and Other Corporate Reorganizations

Under Cayman Islands law, a company may merge with another company (wherever incorporated, provided that such merger is not prohibited by the laws of the jurisdiction of incorporation of that company) pursuant to the Companies Act. A merger under Cayman Islands law requires approval by a special resolution of shareholder, which in the context of a general meeting of the Company requires not less than a two-thirds majority of the votes cast by such shareholders attending and voting in person or, where proxies are allowed, by proxy at a quorate general meeting of the Company or the written resolution of all shareholders entitled to vote at such general meeting.

No shareholder resolution is required for a merger between a parent company (i.e., a company that holds issued shares that together represent 90% of the votes at a general meeting of the subsidiary company) and its subsidiary company, provided the parent company is the surviving entity and a copy of the plan of merger (including the memorandum and articles of association of the company) is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Under Cayman Islands law, a Cayman Islands exempted company may be acquired through a tender offer by a third party. Where the holders of 90% or more in value of a class of the Company’s shares (excluding any shares already owned by the offeror) have within four months of the making of an offer accepted an offer for their shares in the Company, the remaining shareholders in that class may be statutorily required to also transfer their shares by notice given at any time within two months of the expiry of the four month period, unless, within one month, the non-tendering shareholders can obtain a Cayman Islands court order otherwise providing. If the offeror has acquired acceptances of 90% of all the Company’s shares for which the offer is made but does not exercise its “squeeze out” right, then the non-accepting shareholders have no statutory right to require the offeror to acquire their shares on the same terms as the original offer.

A Cayman Islands exempted company may also be acquired by a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement with one or more classes of shareholders requires a court order from the Cayman Islands court and the approval of shareholders representing 75% or more by value of the shares of such participating class or series held by the shareholders voting on the scheme of arrangement, in each case at the relevant meeting or meetings. A scheme of arrangement, if authorized by the shareholders of each participating class or series and the court, is binding on all of the shareholders of each participating class or series. Shares held by the acquiring party are effectively excluded from the tally of a vote on the scheme because such shares will be considered to belong to a separate class for the purposes of approving the scheme.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at an annual general meeting of shareholders: (i) brought specifically by or at the direction of the Board of Directors; or (ii) by any shareholder of the Company who was a shareholder of record at the time of giving the shareholders’ notice provided for in the Articles, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Articles. Such notice must be received by the Company not later than the close of business on the ninetieth day and no earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting, or in the event the annual general meeting is first convened more than thirty days before or more than sixty days after such anniversary date or if no annual meeting was held in the preceding year, not later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of such meeting.

No Cumulative Voting

The Companies Act does not provide for cumulative voting as a mechanism for electing directors and if a Cayman Islands exempted company wants to allow cumulative voting, it must explicitly set out in its articles of association. The Articles do not provide for cumulative voting.

Amendment of Articles

Subject to the Companies Act, the Articles and the rights attaching to the various classes, including pursuant to any certificate of designation, the Company may at any time and from time to time by special resolution alter or amend the articles of association forming a part of the Articles in whole or in part.

Other Shareholder Rights

Certain other provisions of Cayman Islands law and the Articles summarized below also have important effects on the rights of shareholders of the Company.

Shareholder Inspection Rights

Under Cayman Islands law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company, though directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of a Cayman Islands exempted company or any of them will be open to the inspection of shareholders not being directors.

Appraisal or Dissenter’s Rights

Generally, under Cayman Islands law, shareholders of a Cayman Islands exempted company do not have statutory appraisal rights; provided that in the event of a statutory merger under the Companies Act a shareholder shall be entitled to receive the fair value of their shares upon dissenting from such merger. Rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date and where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Exclusive Forum

The Articles provide that, unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Articles or otherwise related in any way to each member’s shareholding in the Company, including but not limited to: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of the Company to the Company or the members; (c) any action asserting a claim arising pursuant to any provision of the Companies Act or the Articles; or (d) any action asserting a claim against the Company concerning its internal affairs.

Business Opportunities

Cayman Islands law does not have a codified corporate opportunity doctrine and a director’s obligations in relation to business opportunities are governed by general fiduciary duties which include the duty to act in good faith and in the best interests of the company, the duty to avoid conflicts of interests and a duty to exercise independent judgement and avoid self-dealing. A Cayman Islands director may engage in business activities outside a Cayman Islands exempted company, provided that they have disclosed any personal interest in the opportunity. If the director properly declares their interest at a board meeting, Cayman Islands law generally permits the company to approve the transaction. A director may also vote on resolutions related to such a contract provided the interest has been disclosed.

Shareholders’ Derivative Actions

In most cases, under Cayman Islands law, the Company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) the Company’s directors or officers usually may not be brought by a shareholder. In principle, a shareholder does not have a direct right of action against directors of the Company. However, based on Cayman Islands authorities and English authorities (which will be of persuasive authority in the Cayman Islands), there are exceptions to the foregoing principle such that a shareholder may be entitled to bring a derivate action on behalf of the Company, but only in limited circumstances, including but not limited to: the Company acts or proposes to act illegally or ultra vires; the act complained of (although not ultra vires) could be affected if duly authorized by a special resolution that has not been obtained; and those who control the Company are perpetuating a “fraud on the minority”. A shareholder may have a direct right of action against the Company where the individual rights of that shareholder have been or will be infringed. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions.

In addition, Cayman Islands law does not specifically restrict a Cayman Islands exempted company from exculpating its directors or officers from liability for negligence or a breach of duty, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to limit liability against willful default, willful neglect, actual fraud or the consequences of committing a crime.

Limitation on Director and Officer Liability

The Companies Act does not restrict the authority of a Cayman exempted company to indemnify its directors, officers, employees or agents.

The Articles provide that no Indemnified Person (as defined below) shall be liable: (a) for the acts, receipts, neglects, defaults or omissions of any other director or officer or agent of the Company; or (b) for any loss on account of defect of title to any property of the Company; or (c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or (d) for any loss incurred through any bank, broker or other similar person; or (e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or (f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution of discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto; unless the same shall happen through such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction.

Indemnification

The Articles provide that, to the fullest extent permitted by law, every director (including any alternate director appointed pursuant to the provisions of the Articles), secretary, assistant secretary, or other officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings whether threatened, pending or completed, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction, (i) in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment), (ii) in the execution or discharge of his or her duties, powers, authorities or discretions, or (iii) in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive) including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

Each shareholder waives any claim or right of action they might have, whether individually or by or in the right of the Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful default or willful neglect which may attach to such director or officer.

The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under the Articles or otherwise.

The rights to indemnification and advancement of expenses conferred on any Indemnified Person as set out above will not be exclusive of any other rights that any Indemnified Person may have or hereafter acquire pursuant to an agreement with the Company or otherwise.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and may provide less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

There is uncertainty as to whether the courts of the Cayman Islands will recognize and enforce against us, our directors and/or executive officers in the United States judgments obtained in the United States courts predicated upon the civil liability provisions of the securities laws of the United States. The courts of the Cayman Islands may be unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments with the United States), the courts of the Cayman Islands may, by an action commenced on the judgment obtained in the United States in the courts of the Cayman Islands, recognize and enforce, without retrial of the merits at common law, a foreign money judgment of a foreign court of competent jurisdiction provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, the court must have had proper jurisdiction over the parties subject to such judgment as a matter of Cayman Islands conflict of law rules, and such judgment must be: final and conclusive and for a liquidated sum, and must not be in respect of multiple damages, taxes or a fine or penalty, or other charges of a like nature, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy), no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and there is due compliance with the correct procedures under the laws of the Cayman Islands. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as the transfer agent and registrar for the Company’s ordinary shares.

Listing

The Company’s ordinary shares are listed on the Nasdaq Capital Market under the symbol “DMRA.” The CUSIP assigned to the Company’s ordinary shares is G2646Y104.

Item 2. Exhibits.

The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the SEC.

Exhibit No.	Description

2.1	Plan of Conversion, dated July 16, 2026 (incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

3.1	Memorandum and Articles of Association of Damora Therapeutics, Inc. (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Shares, effective July 16, 2026 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

3.3	Certificate of Designation of Preferences, Rights and Limitations of Series B Non-Voting Convertible Preferred Shares, effective July 16, 2026 (incorporated by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series C Non-Voting Convertible Preferred Shares, effective July 16, 2026 (incorporated by reference to Exhibit 3.4 to Registrant’s Current Report on Form 8-K (File No. 001-39655) filed with the SEC on July 20, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: August 10, 2026	DAMORA THERAPEUTICS, INC.

	By:	/s/ Jennifer Jarrett
Jennifer Jarrett
President and Chief Executive Officer